UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of Earliest Event Reported)
April 21, 2015
FRESH DEL MONTE PRODUCE INC.
(Exact Name of Registrant as Specified in Charter)

The Cayman Islands	1-14706	N/A
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman, KY1-9005
Cayman Islands
(Address of Registrant's Principal Executive Office)

(305) 520-8400
(Registrant’s telephone number including area code)

Please send copies of notices and communications from the Securities and Exchange Commission to:

c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, Florida  33134
(Address of Registrant's U.S. Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 16, 2015, Fresh Del Monte Produce Inc. (the "Company") and certain of its subsidiaries entered into an Amended and Restated Credit Agreement (the "Credit Agreement") with the financial institutions and other lenders named therein, including Bank of America, N.A. ("Bank of America") as administrative agent and Merrill Lynch, Pierce, Fenner & Smith Inc. as sole lead arranger and sole book manager. The Credit Agreement provides for a five-year, $800 million syndicated senior unsecured revolving credit facility (the "Credit Facility") maturing on April 15, 2020, which replaces the Company's prior revolving credit facility, which was scheduled to expire on October 23, 2017.

Borrowings under the Credit Facility will be at the Company's discretion either at a Eurocurrency Rate ("LIBOR") loan plus applicable margin or a base rate loan plus applicable margin. Based on the Company's current leverage ratio, the applicable margin would be 1.25% for a LIBOR based loan or 0.25% for a base rate loan, which bears interest at a fluctuating rate per annum equal to the highest of the Federal Funds Rate plus 1/2 of 1%, the publicly announced Bank of America "prime rate," and LIBOR plus 1%. The Credit Facility also includes a facility fee on the unused commitment amount at a rate per annum that is based on the Company's leverage ratio. Based on the Company's current leverage ratio, the fee on the unused commitment would be 0.175%.

The Credit Facility is unsecured as long as the Company maintains a leverage ratio of less than 3.25 times EBITDA and is guaranteed by certain of the Company's subsidiaries.

The Credit Facility contains customary covenants for transactions of this type applicable to the Company and its subsidiaries, including limitations on the amount and types of liens and indebtedness, material asset sales and mergers. Most of the restrictions are subject to certain minimum thresholds and exceptions. The Credit Facility also contains the following financial covenants applicable to the Company and its subsidiaries on a consolidated basis:

a.    A leverage ratio of not more than 3.50 to 1.00.

b.    A minimum interest coverage ratio of not less than 2.25 to 1.00.

The Credit Facility also contains customary events of default. Upon the occurrence of an event of default, the outstanding obligations under the Credit Facility may be accelerated and become immediately due and payable and the unused commitments may be terminated.

The Company has other commercial relationships with certain parties to the Credit Facility described therein. Several of the lenders or their affiliates furnish general financing and banking services to the Company.

The foregoing is a summary of the material terms and conditions of the Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K. A copy of the Company's press release announcing the Credit Facility is also filed as Exhibit 99.1 to this Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

Effective April 16, 2015, the Credit Agreement dated October 23, 2012 (the "Prior Credit Agreement"), among the Company, certain of its subsidiaries, the lenders and issuing banks named therein and the other parties thereto, is terminated in its entirety. The Prior Credit Agreement provided for a $500 million syndicated senior unsecured revolving credit facility, including a swing line facility. The Company was in compliance with all applicable financial covenants and other restrictions under the Prior Credit Agreement as of the date of the Credit Agreement. The information included in Item 1.01 of the Current Report on Form 8-K relating to the Credit Agreement is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Credit Agreement, dated as of April 16, 2015, by and among Fresh Del Monte Produce Inc., and certain subsidiaries named therein and the lenders and agents named therein.

99.1 Press Release dated April 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fresh Del Monte Produce Inc.

Date:	April 21, 2015	By:	/s/ Richard Contreras
Richard Contreras
Senior Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated as of April 16, 2015, among Fresh Del Monte Produce Inc., and certain subsidiaries and the lenders and agents named therein.

99.2	Press Release dated April 16, 2015.